Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, November 21, 2013 4:30 P.M. CST

A. H. Belo Corporation and Freedom Communications Holdings, Inc. Complete Press-Enterprise Transaction

DALLAS, TX and SANTA ANA, CA - A. H. Belo Corporation (NYSE: AHC) and Freedom Communications Holdings, Inc. (Freedom) announced today that the previously announced sale of The Press-Enterprise is now complete.
Freedom acquired substantially all of the assets which comprise the newspaper operations of The Press-Enterprise located in Riverside, CA (including the production facility and related land) for $27.25 million. A. H. Belo continues to own and market for sale the land and buildings associated with a discontinued commercial printing operation in Riverside, CA. The Press-Enterprise will maintain its primary business offices in Riverside.
Jim Moroney, Chairman, President and Chief Executive Officer of A. H. Belo, said, “We are pleased the transaction has closed, and wish our colleagues in Riverside all the best as they go forward as part of Freedom Communications.”
Aaron Kushner, co-owner and Chief Executive Officer of Freedom Communications, said, “We appreciate the stewardship provided by A. H. Belo to The Press-Enterprise, an institution that plays an incredibly important role in building community and adding richness to people’s lives. Our focus moving forward will be to enhance the ways we can provide value to subscribers of The Press-Enterprise and the greater community.”

About A. H. Belo Corporation

A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates three daily newspapers and related websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the United States and winner of four Pulitzer Prizes; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its investments include Classified Ventures, owner of Cars.com, and Wanderful Media, owner of Find&Save.  A. H. Belo offers digital marketing solutions through 508 Digital and Speakeasy and

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202 also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting Alison K. Engel, Senior Vice President/Chief Financial Officer, at 214-977-2248.

About Freedom Communications Holdings, Inc.

Freedom Communications, headquartered in Santa Ana, Calif., is a privately-owned company that publishes four daily newspapers - Daily Press in Victorville, Calif., Desert Dispatch in Barstow, Calif., the Long Beach Register in Long Beach, Calif. and the Orange County Register in Santa Ana, Calif. Freedom also publishes more than 30 community newspapers that serve specific cities, audiences and geographic areas, including Spanish-language Excelsior. Freedom publishes highly designed glossy magazines and operates a custom publishing unit. The company's portfolio also includes news and entertainment websites and mobile applications. For more information, visit freedom.com or contact Eric Morgan at 714-796-2460 or emorgan@freedom.com.

P.O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, Texas 75202